Exhibit 3.2

eNSYSCE BIOSCIENCES, INC.

Certificate of Amendment

to

Certificate of designation

of

series A preferred stock

Ensysce Biosciences, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“DGCL”), DOES HEREBY CERTIFY:

FIRST: On January 26, 2023, the Board of Directors of the Corporation duly approved resolutions designating as “Series A Preferred Stock” (the “Series A Preferred”) an aggregate of 14,000 of the shares of preferred stock that the Company is authorized to issue pursuant to its Third Amended and Restated Certificate of Incorporation, as amended (as amended the “Certificate of Incorporation”), all as set forth in the Certificate of Designation of Series A Preferred Stock of Ensysce Biosciences, Inc. filed with the Secretary of State of the State of Delaware on February 1, 2023 (the “Series A Certificate of Designation”).

SECOND: Pursuant to Section 151(g) of the DGCL, and unless otherwise set forth in the Certificate of Incorporation or the Series A Certificate of Designation, the Corporation may by resolution or resolutions adopted by the Corporation’s Board of Directors amend the Series A Certificate of Designation.

THIRD: As of the date hereof, there are no shares of Series A Preferred issued and outstanding.

FOURTH: Pursuant to such Section 151(g) of the DGCL, the Certificate of Incorporation and the Series A Certificate of Designation, on February 6, 2023, the Board of Directors of the Corporation adopted and approved the following resolution, with the effect of amending the Certificate of Designation:

RESOLVED, that the first paragraph of the Certificate of Designation immediately following the heading “TERMS OF PREFERRED STOCK” be amended to replace the reference to “14,000” with a reference to “25,000”, to read in its entirety as follows:

“1. Designation, Amount and Par Value. The series of Preferred Stock created hereby shall be designated as the Series A Preferred Stock (the “Series A Preferred Stock”), and the number of shares so designated shall be 25,000. Each share of Series A Preferred Stock shall have a par value of $0.0001 per share.”

*****

IN WITNESS WHEREOF, Ensysce Biosciences, Inc. has caused this Certificate of Amendment to Certificate of Designation of Series A Preferred Stock to be duly executed by the undersigned duly authorized officer as of this 7th day of February 2023.

ENSYSCE BIOSCIENCES, INC.

By:	/s/ Lynn Kirkpatrick
Lynn Kirkpatrick
Chief Executive Officer

[Signature Page to Certificate of Amendment to Certificate of Designation]